SEPARATION AGREEMENT
(AND RELEASE OF CLAIMS)

This Agreement is made the 8th day of August, 2007, by and between Denny’s, Inc. (the “Company”) and you, Margaret L. Jenkins, regarding your separation of employment with the Company under the following terms and conditions.

For valuable consideration, the receipt and sufficiency of which are hereby acknowledged, including the mutual promises and representations of the Company and you as set forth in this Agreement, the parties agree as follows:

1.
Separation of Employment.  As of Friday, August 3, 2007 (the “Notification Date”), you are hereby notified that you will stop performing services on August 31, 2007 (the “Separation Date”), and that your employment therefore will terminate on that date and that you will cease to be an employee of the Company for all purposes.

2.
Payment by Company.  You will be paid through August 31, 2007 in accordance with the normal biweekly payroll schedule.  In addition, the Company will pay you a single lump sum severance payment in the amount of $ 1,338,150, which represents 200% of your current base pay; 200% of your annual target bonus (65% of your base salary); and 200% of your car allowance.  This payment will be made to you as soon as administratively feasible upon the expiration of your Separation Date and the expiration of the seven (7)-day revocation period, but in no event later than March 15, 2008.

3.	Vacation Pay. You will be paid for any vacation hours which you have earned but not used. This payment will occur as soon as administratively possible after your Separation Date.

4.
Career Continuation Assistance.  To help you transition to a new career, you will be provided with outplacement services for a period of eighteen (18) months by a transition services firm mutually agreed to by you and the Company.  To begin these services, you will need to contact Jill Van Pelt at (864)597-8879 within thirty (30) days of your Separation Date.  This benefit is available in this form only and is not transferable to any other benefit or cash.

5.
Stock Options.  Subject to approval by the Board of Directors of Denny’s Corporation, as of the later of your Separation Date or the date of approval by the Board of Directors, you shall immediately become one hundred percent (100%) vested in, and eligible to exercise, all stock options that have been granted to you by the Company.  You will have the right to exercise any or all of such vested options (except for the stock options awarded to you on November 10, 2004 at an exercise price of $2.42, the “$2.42 Stock Options”) for the lesser of thirty-six (36) months or the remaining term of such option grant.  The $2.42 Stock Options will be exercisable by you pursuant to the terms of the applicable underlying stock option agreement, as amended by the written elections with respect to such options’ exercise dates that were made by you to ensure that such options complied with Section 409A of the Internal Revenue Code (“Section 409A”), which are set forth below (as further updated to comply with the final regulations under Section 409A):

a. The $2.42 Stock Options that vested before 2005 (for which no 19(c) election was required):  Exercise in conformance with the original term for post-termination exercise that is stated in your stock option agreement, which is within 60 days after termination;

b.  The $2.42 Stock Options that vested in 2005:  Per your 19(c) election form filed in 2005, the elected year of exercise (2009) would be accelerated by your termination; because you are a “specified employee” of the Company (as defined in Code section 409A(a)(2)(B)(i)), we are required to delay your first permitted day of option exercise until March 1, 2008 (6 months after your termination); you will be allowed to exercise this option on any day between March 1, 2008 and December 31, 2008; and

c.  The $2.42 Stock Options that vested in 2006:  Per your 19(c) election, you had elected to exercise options on 90,000 shares, divided among three different years of exercise, 2007, 2008 and 2009.  No change is made in your election with respect to the 30,000 shares that you elected to exercise in 2007, because by the terms of your election, your service termination does not change that elected year of exercise.  However, in the case of the options you elected to exercise in 2008 and 2009, your permitted exercise period, which is changed because of your termination of service, is now any day between March 1, 2008 and December 31, 2008.

6.
Medical, Dental & Vision Benefits.  The COBRA provision of the federal law allows you to remain in the Company’s group plan for medical, dental, and vision benefits for up to eighteen (18) months with coverage retroactive to your Separation Date.  After your Separation Date, you will receive information about the COBRA continuation of coverage option, including the necessary election forms, at your home address.  You must complete and return the election forms within sixty (60) days of your Separation Date to elect COBRA benefits.  COBRA premiums are generally 102% of the full benefit cost (employee and employer portions).  In an effort to offset this expense and to enhance this benefit, the Company will extend the eighteen (18) months of continued coverage to twenty-four (24) months and make a one-time payment to you equal to the difference of the full COBRA premiums and the amount you would pay for these benefits as an active employee.  This payment will be made at the time of your lump sum severance payment and will be taxed accordingly.  This payment will be calculated as follows:

(Full COBRA premium – current active employee premiums) x 24 months = one-time payment

7.
Other Health and Welfare Benefits.  Your basic group life insurance, basic accidental death and dismemberment insurance, and any supplemental life insurance coverage that you have elected for 2007 will end thirty (30) days following your Separation Date.  If you wish to convert your coverage to a term life policy, you will need to contact the Company’s Group Benefits department at (864)597-8433 as soon as possible, and in any event, within the thirty (30) day period following your Separation Date.  All other benefits, including your long-term disability coverage, will end at 12:00 midnight on your Separation Date.

8.
Denny’s Deferred Compensation Plan.  Contributions to your Denny’s Deferred Compensation Plan account will cease as of your Separation Date.  As a key employee of the Company, and as required by Section 409A, the payout of your Deferred Compensation Plan account balance must be delayed until six (6) months after your Separation Date.  Generally, after this six (6)-month period, you will receive your account balance in accordance with your payment schedule election.  For federal income tax purposes, Plan distributions are taxed as ordinary income in the year received, and they are subject to income tax withholding at the tax rate applicable in the year of receipt.  Distributions from the Plan may also be subject to state income taxes.  Please call the Plan’s administrator, The Newport Group, at (407)333-2905 for additional information or to discuss your options for distribution.

9.	Company Property. All Company property, such as credit cards, building access cards, files, computer disks, manuals, laptop computers, etc. must be returned before payment of any severance pay.

10.	Parking Garage Access Card. Your Company-provided Access Card for the Kennedy Street Parking Garage must be returned before payment of any severance pay.

11.
Complete Release.  You understand that the benefits described in this Agreement are not automatically payable to every employee.  You have had a reasonable opportunity to carefully review and consider the benefits available to you as part of this Agreement and acknowledge that this reasonable opportunity for consideration is twenty-one (21) days from your Notification Date.  You acknowledge that you have been encouraged to consult with an attorney of your own choosing before signing this Agreement.  You understand the consequences of agreeing to the terms of this Agreement and accepting enhanced severance benefits.  You enter into this Agreement knowingly and voluntarily.  No person has pressured you or used duress to affect your decision.  You do not need more time to deliberate.

a.
Release of Claims.  After careful deliberation and an opportunity to consult with an attorney, you certify that you are not aware of any facts or circumstances that would support a claim of discrimination against Denny’s, Inc. on the basis of race, color, religion, sex, national origin, age, disability or other protected status.  You are also not aware of any reason to believe Denny’s, Inc.’s offer is unfair.  For and in consideration of the benefits payable under this Agreement, you hereby irrevocably and unconditionally release, acquit and forever discharge Denny’s, Inc. and each of its stockholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, divisions, subsidiaries, affiliates (and agents, directors, officers, employees, representatives and attorneys of such divisions, subsidiaries and affiliates), and all persons acting by, through, under or in concert with any of them (collectively “Releasees”), from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts, and expenses of any nature whatsoever, known or unknown, suspected or unsuspected, including, but not limited to, rights arising out of alleged violations or breaches of any contracts, express or implied, or any tort, or any legal restrictions on Denny’s, Inc.’s right to terminate employees, or any federal, state or other governmental statute, regulation, or ordinance, including, without limitation: (1) Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, (race, color, religion, sex, and national origin discrimination); (2) the Americans with Disabilities Act (disability discrimination); (3) 42 U.S.C. § 1981 (discrimination); (4) the Age Discrimination in Employment Act (age discrimination); (5) the Older Workers Benefit Protection Act (age discrimination); (6) the Equal Pay Act (wage discrimination); (7) the Employee Retirement Income Security Act (“ERISA”); (8) Section 503 of the Rehabilitation Act of 1973; (9) the False Claims Act (including the qui tam provision thereof); (10) the Occupational Safety and Health Act; (11) the Consolidated Omnibus Budget Reconciliation Act of 1986; (12) intentional or negligent infliction of emotional distress or “outrage”; (13) defamation; (14) interference with employment and/or contractual relations; (15) wrongful discharge; (16) invasion of privacy; and (17) breach of contract, express or implied (including breach of employment contract), (collectively “Claim” or “Claims”), which I now have, own or hold, or claim to have, own or hold, or which I at any time heretofore had, owned or held, or claimed to have, owned or held, against each or any of the Releasees at any time up to and including the later of your Separation Date or the date on which you sign this Agreement.  Without waiving any prospective or retrospective rights under the Family and Medical Leave Act (“FMLA”), you admit that you have received from Denny’s, Inc. all rights and benefits, if any, potentially due you pursuant to the FMLA.  It is your intent to release all claims which you can legally release but no more than that.

b.
Waiver of Rights Under State Law.  You further acknowledge and agree that your release of claims pursuant to this Agreement covers any and all rights and benefits that you have or may have in the future, whether known or unknown, and you waive any and all rights under the laws of any State (expressly including, but not limited to, Section 1542 if the California Civil Code) which provides as follows (or which is substantially similar in wording or effect):

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing this Agreement, which if known by him must have materially affected his settlement with the Debtor.

c.
Covenant Not to Sue and Indemnification.  Except as prohibited by law, in consideration for the pay and benefits agreed to herein, you agree not to sue any of the Releasees on any of the released Claims or join as a party with others who may sue on any such Claims.  You hereby agree to indemnify and hold each and all of the Releasees harmless from and against any and all loss, costs, damages, or expenses, including, without limitation, attorneys’ fees incurred by Releasees, or any of them, arising out of any breach of this Agreement by you or the fact that any representation made herein by you was false when made.

d.
No Claims.  You represent that you have not filed, or assigned to others the right to file, any complaints, charges or lawsuits against any of the Releasees with any governmental agency or any court, and that you will not file, assign to others the right to file, or make any further claims against the Releasees at any time hereafter for actions taken up to and including the later of your Separation Date or the date you sign this Agreement.  You further agree that neither you nor any person or organization on your behalf has filed, or assigned others the right to file, nor are there pending, any complaints, charges, or lawsuits against the Releasees with any federal, state or local governmental agency or court.  If you file, maintain or participate in any claim or action, in any court or agency, based wholly or partially upon Claims you have released or waived as part of this Agreement, you agree to pay all expenses and costs (including reasonable attorneys’ fees) incurred by Denny’s, Inc. and those associated with Denny’s, Inc. in defense of such Claims.

e.
Age Discrimination in Employment Act.  You hereby acknowledge and agree that this Agreement and the termination of your employment and all actions taken in connection therewith are in compliance with the Age Discrimination in Employment Act (“ADEA”) and the Older Workers Benefit Protection Act (“OWBPA”).  By executing this Agreement, you acknowledge and agree that:  (a)  you understand the terms of this Agreement; (b) you are waiving your right to assert claims against Denny’s, Inc. and the Releasees under the ADEA; (c) you are waiving claims you now have or may have against Denny’s, Inc. and the Releasees through the later of your Separation Date or the date of the execution of this Agreement, but are not waiving rights or claims that may arise after the later of your Separation Date or the date this Agreement is executed; (d) you are receiving money and/or other valuable consideration to which you are not otherwise entitled to receive; (e) you have been advised to consult with an attorney prior to executing this Agreement; (f) you have had up to twenty-one (21) days to consider this Agreement before executing it; and, (g) you have seven (7) days after executing this Agreement to revoke its acceptance.

f.
No Knowledge of Illegal Activity.  You acknowledge that you have no knowledge of any actions or inactions by any of the Releasees or by you that you believe could possibly constitute a basis for a claimed violation of any federal, state, or local law, any common law or any rule promulgated by an administrative body.

g.
No Other Representations.  You represent and acknowledge that in executing this Agreement, you do not rely, and have not relied, upon any representation or statement not set forth herein made by any of the Releasees or by any of the Releasees’ agents, representatives, or attorneys with regard to the subject matter, basis or effect of this Agreement or otherwise.

12.
Confidentiality.  You agree not to discuss, disclose or publicize the nature or reason for your separation or the contents of this Agreement, including the amount of monetary payments, except where reasonable business needs warrant disclosure.  You further agree to preserve the confidentiality of any and all trade secrets and other confidential information of the Company and its affiliates.  Furthermore, you acknowledge and understand that the Company has disclosed Confidential Information which, for purposes of this Agreement, is defined as information which is not generally known in the business or community in which the Company is engaged or may become engaged or which would logically be considered confidential or proprietary or which would do the Company harm if divulged.  Such Confidential Information includes, but is not limited to, knowledge concerning the Company’s trade secrets, business methods and procedures or employee pay and human resource data.  You will treat all such Confidential Information as having been entrusted to you solely for use in your capacity as an employee of the Company and will not divulge such information in any way to persons inside or outside the Company before or after your Separation Date.  Likewise, the Company agrees, to the best of our ability and unless required otherwise by law, not to discuss the nature or reason for your separation and to provide dates of your employment and position title only in response to any inquiries for references.

13.
Claims or Litigation.  You agree, without additional compensation, to cooperate with the Company and/or its attorneys in connection with any claim or litigated matter where your assistance is reasonably required or desired.

14.
Non-Compete and No Solicitation.  The parties agree that in your position as Senior Vice-President and Chief Marketing Officer of the Company and as a member of the Management Committee, you had broad supervisory and management responsibility for the Company’s marketing function and knowledge of its strategic direction.  Consequently, in consideration for the sums being paid to you hereunder, you agree not to--whether as director, employee, or consultant--work or consult with or for any business in the United States that competes directly with the Company, (a “Company Competitor”) for a period equal to the number of months you are receiving severance benefits (24 months following your Separation Date).   A Company Competitor shall include restaurants or restaurant chains within the family dining segment and shall specifically include, without limitation, IHOP, Shoney’s, Cracker Barrel, Bob Evans and any and all other similar local, regional, and national chain restaurants. For a period of twenty-four (24) months following your Separation Date, you further agree that you will not solicit any employee of the Company in order to induce, entice or influence the employee to terminate his or her employment with the Company or any of its subsidiaries in order to work for you, your new employer or any company in which you or your family members have an economic interest.

15.
No Admission of Liability.  Neither this Agreement nor the furnishing of any consideration hereunder shall be deemed for any purpose to be an admission by any person or entity of liability or responsibility for any wrongdoing.

16.
Compliance with Agreement.  You acknowledge that the various promises and payments made by the Company to you under this Agreement are expressly conditioned upon your own compliance with the Agreement, and that your failure to comply discharges the Company from any further obligations under the Agreement (in addition to all other remedies available to the Company).

17.
Understanding; Complete Agreement; Governing Law.  You acknowledge that you have been given an opportunity and encouraged by the Company to have whomever you see fit review this Agreement, that you understand it, and that you have signed it voluntarily.  This Agreement supersedes all prior verbal and written communications between the Company and you concerning your separation from employment, may not be modified except in writing signed by you and the Company, and is binding upon you and the Company and our respective heirs, successors and assigns.  Any legal action regarding this Agreement must be filed in South Carolina and South Carolina law shall apply.

18.
Expiration of Terms.  The terms contained in this Agreement will expire on August 24, 2007, twenty-one (21) days following your Notification Date, unless it is signed and returned to the Company prior to that expiration date.

19.
Right to Revoke.  This Agreement may be revoked by you for a period of seven (7) business days after you sign it.  (If the seventh day is a Saturday or Sunday, or national holiday, you will have until the next business day.)  The Agreement will not become effective or enforceable until the seven (7)-day revocation period has expired, and you acknowledge that notwithstanding anything to the contrary in this Agreement, the Company shall not be required to make severance payments to you under this Agreement unless and until this seven (7)-day period has passed without your revocation.  If you decide to revoke your signature within the seven (7) days, you must do so in writing delivered to me by personal delivery or certified mail, return receipt requested, postmarked within the seven (7)-day period, expressly stating that you are revoking your signature.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first written above.

DENNY'S INC.

Date: August 8, 2007	By:	/s/ Rhonda J. Parish

	By:	/s/ Margaret L. Jenkins